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                                                                      Exhibit 99

                                                        Contact : Janet Amorello
                                                                  (508) 890-5147

[LOGO] FLAGSHIP BANK

For immediate release



               Flagship Bank Names James Garvey President and CEO

     (Worcester, MA - Jan. 18, 2001): The Board of Directors of Flagship Bank and Trust Company, 120 Front St., Worcester, has appointed James C. "Jim" Garvey as the bank's new President and Chief Executive Officer. Garvey, 44, of Holden, succeeds the late Michael J. Toomey, who died of cancer last October. Prior to assuming the post of President and CEO, Garvey was Flagship's Executive Vice President.

     "After conducting an extensive and thoughtful region-wide search, we are pleased to appoint Jim as Flagship's President and CEO," said Paul Perrault, a member of the bank's Board of Directors and chairman of the bank's parent company, the Chittenden Corporation, Burlington, VT. "In addition to Jim's energy, commitment and in-depth knowledge of the Worcester area market, his leadership skills are top-notch. In fact, he has been instrumental in helping to manage the institution in the difficult days following the premature loss of our former president, Mike Toomey. Indeed, it was Mike who originally recruited Jim to join Flagship, and the two worked closely together for many years at the former Shawmut Bank of Worcester."

     In his duties as president and CEO, Garvey will oversee Flagship's day-to-day operations, including retail banking, commercial lending, trust and investment management and business services. He will continue the bank's long-time focus on community banking and support for area non-profit organizations.

     "As Flagship's President and CEO, I will see that we stay true to our roots as a community bank. I want our customers to know we still have real people answering the phones and helping our customers in person every day. Unlike the trend at some other banks, customer service means much more to us than ATMs and toll-free numbers."

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     Flagship Bank
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     Noting the many name changes among area banks in recent years, Garvey recalled that when Flagship was founded in 1987, it was Worcester's first new bank in 30 years. "Now, `Flagship Bank' is one of the oldest banking names in Worcester - and it is one of the few banks that hasn't had to change its signs nor its manner of operation."

     Before joining Flagship in 1999, Garvey was Senior Lending Officer and Senior Vice President at Safety Fund Bank, and was Team Leader and Middle Market Vice President at Shawmut Bank. He is a graduate of the University of Miami, and earned an MBA degree from Boston University. A Worcester native, he graduated from St. John's High School in Shrewsbury. He lives with his wife and three children in Holden.

     Today, Flagship has 144 employees, assets of $420 million and seven offices. In 1996 it completed a successful merger with the Chittenden Corp., parent of the Chittenden Trust Company of Burlington, VT. Flagship's Worcester locations include its headquarters at 120 Front St. adjacent to the Worcester Common Outlets mall, 967 Grafton St. in the Perkins Farm Marketplace, 4 Mower St. (Tatnuck Sq.), 75 Gold Star Blvd. and 491 Shrewsbury St. The bank also has branch offices at 555 Main St., Shrewsbury, and at 75 Main St., Leominster.

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